Exhibit 10.14

FIRST AMENDMENT TO LEASE

This First Amendment to Lease (this “Amendment”) is made and entered into as of March 2, 2022, by and between Fabric 2656 State, LLC, a California limited liability company (“Lessor”), and TYRA Biosciences, Inc., a Delaware corporation (“Lessee”).

RECITALS

A. Lessor and Lessee are parties to that certain AIR Standard Industrial/Commercial Multi-Lessee Lease - Net dated as of August 5, 2020 (the “Original Lease”), whereby Lessee leases from Lessor certain commercial premises consisting of approximately 4,734 square feet and commonly known as 2656 State Street, Carlsbad, California 92008 (the “Premises”) in that certain Building (the “Building”), as more particularly described in the Original Lease.

B. The Commencement Date of the Original Lease was August 1, 2021.

B. Lessor and Lessee desire to amend the Original Lease on the terms and conditions set forth in this Amendment. All capitalized terms used herein but not specifically defined in this Amendment shall have the meanings ascribed to such terms in the Original Lease. The Original Lease, as amended by this Amendment, shall herein be referred to as the “Lease.” All references in the Lease to the “Lease” shall refer to the Original Lease, as amended by this Amendment.

AGREEMENT

NOW, THEREFORE, incorporating the foregoing recitals, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lessor and Lessee hereby agree as follows:

1. Lease Term. The Original Term specified in Paragraph 1.3 of the Lease shall be extended one hundred twenty (120) months additional from the “Commencement Date” under the 2676 State Street Lease (as defined below in Section 2 of this Amendment) which is estimated to occur on or before April 1, 2023, and ending on the last day of the one hundred twentieth (120th) full calendar month after the “Commencement Date” of the 2676 State Street Lease (i.e. estimated to be March 30, 2033) all subject to the actual “Commencement Date” under the 2676 State Street Lease. [For example, if the Commencement Date of the 2676 State Street lease is February 1, 2023, then the Expiration Date of Original Term of the Lease shall expire on January 30, 2033]. However, in the event of any failure of the “Commencement Date” under the 2676 State Street Lease to occur, in no event shall the Original Term of the Lease be less than sixty (60) months from the Commencement Date of the Original Lease. Either party shall, at the other party’s request, execute and deliver a mutually agreeable memorandum of agreement, setting forth the actual Commencement Date, Expiration Date or, if necessary, a revised rent schedule.

2. Lease Co-Terminus with 2676 State Street Lease. Notwithstanding anything to the contrary in the Original Lease, the term of the Lease shall hereby be coterminous with the Term of the lease between Lessee and Fabric 2676 State Street, LLC for the premises at 2676 State Street, Carlsbad, CA 92008 (the “2676 State Street Lease”) which was executed concurrently with this Amendment. Any renewal options exercised by Lessee pursuant to the Lease will apply to the 2676 State Street Lease. Conversely, any renewal options exercised by Lessee pursuant to the 2676 State Street Lease, will apply to the Lease. However, in no event shall any “Termination Notice” pursuant to the 2676 State Street Lease terminate the Lease prior to sixty (60) months from the Commencement Date of the Lease and without at least six (6) months’ written notice of an early termination.

2. Base Rent. Notwithstanding anything to the contrary contained in the Original Lease, including but not limited to Paragraphs 1.5 and 87, Lessee’s Monthly Rental Obligation (as defined below) for the remainder of the Term of the Lease shall be as follows:

August 1, 2022 – July 30, 2023: $24,616.80 per month.

August 1, 2023 – July 30, 2024: $25,374.24 per month.

August 1, 2024 – July 30, 2025: $26,131.68 per month.

August 1, 2025 – July 30, 2026: $26,889.12 per month.

August 1, 2026 – July 30, 2027: $27,695.79 per month

August 1, 2027 – July 30, 2028: $28,526.67 per month

August 1, 2028 – July 30, 2029: $29,382.47 per month

August 1, 2029 – July 30, 2030: $30,263.94 per month

August 1, 2030 – July 30, 2031: $31,171.86 per month

August 1, 2031 – July 30, 2032: $32,107.02 per month

August 1, 2032 – March 30, 2033: $33,070.23 per month*

(*Base Rent schedule is subject to the actual “Commencement Date” under the 2676 State Street Lease as further set forth in Section 1 above, with any additional term beyond those listed above subject to the same formula used to calculate the above adjustments to Base Rent, i.e., fixed three percent (3%) increases over the previous year’s Base Rent shall continue annually.)

3. Parking. Lessor satisfies the parking requirement under Paragraph 58 of the Original Lease with five (5) parking spaces located at 2676 State Street. Notwithstanding anything to the contrary in the Original Lease, the parking spaces provided under Paragraph 59 of the 2676 State Street Lease shall satisfy Lessor’s requirement under Paragraph 58 of the Original Lease. During the course of construction for 2676 State Street pursuant to the 2676 State Street Lease, the reserved parking spaces provided to Lessee thereon may not be available to Lessee. Lessor will attempt to preserve the parking spaces during construction, but may be forced to identify new off-site parking spaces for Lessee to satisfy its obligation under the Original Lease.

4. Letter of Credit. Notwithstanding Paragraph 84 of the Original Lease, provided Lessee is not then in active Default or Breach of the Lease or the 2676 State Street Lease and has not been in Breach on more than one (1) prior instance under the Lease or the 2676 State Street Lease, on March 1,2027 , the Letter of Credit Amount shall be reduced to $127,818.

5. Estoppel. Lessee warrants, represents, and certifies to Lessor that (a) Lessor is not in breach or default under the Lease, and no event has occurred which, with the giving of notice or the passage of time, would constitute a breach or default by Lessor, and (b) Lessee does not have any defenses or offsets to payment of rent or other amounts or performance of its obligations under the Lease as and when same becomes due.

6. Authority. Lessee, and the individual executing this Amendment on behalf of Lessee, represent and warrant to Lessor that Lessee has full power and authority to enter into this Amendment and the person signing on behalf of Lessee has been fully authorized to do so by all necessary action on the part of Lessee.

7. Counterparts; Signatures. This Amendment may be executed in counterparts, each of which shall be deemed an original part and all of which together shall constitute a single agreement. Facsimile signatures or PDF format signatures on this Amendment shall have the same force and effect as original ink signatures.

8. Original Lease in Full Force. Except for those provisions which are inconsistent with this Amendment and those terms, covenants, and conditions for which performance has heretofore been completed, all other terms, covenants, and conditions of the Original Lease shall remain in full force and effect, and Lessor and Lessee hereby ratify the Original Lease as amended hereby.

9. Brokers. Lessee represents and warrants to Lessor that it has not dealt with any broker, agent or representative with respect to this Amendment. If Lessee has dealt with any broker, agent, representative or other person, Lessee shall be solely responsible for the payment of any fees due said person or firm and Lessee shall protect, indemnify, hold harmless and defend Lessor from any liability in respect thereto. The provisions of this Section 9 shall survive any expiration or termination of the Lease.

10. Confidentiality. Lessee shall not disclose any part of this Amendment to anyone other than its attorneys, agents, managers, lenders, investors, affiliates, accountants or employees who are required to know the contents of this Amendment in order to perform their specific duties, provided that Lessee shall instruct such parties to keep this Amendment (and the terms and conditions of this Amendment) confidential, and Lessee shall be responsible for any disclosure by such parties. The provisions of this Section 8 shall survive any expiration or termination of the Lease.

11. Severability; Entire Agreement. Any provision of this Amendment which shall prove to be invalid, void, or illegal shall in no way affect, impair or invalidate any other provision hereof and such other provisions shall remain in full force and effect. This Amendment constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and, other than the Original Lease, no prior agreement or understanding pertaining to any such matter shall be effective for any purpose.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amendment is executed as of the date first written above.

LESSOR:

FABRIC 2656 STATE, LLC,

a California limited liability company

By: /s/ Brendan Foote

Name: Brendan Foote

Title: Managing Member

LESSEE:

TYRA BIOSCIENCES, INC.,

a Delaware corporation

By: /s/ Todd Harris

Name: Todd Harris

Title: CEO